Exhibit 10.13

This Policy is subject to the recommendation of our Compensation and Leadership Development Committee to our Board of Directors and the approval of our Board of Directors.

Atlassian Corporation Plc

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Atlassian Corporation Plc (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”).  In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.                                        Cash Retainers

(a)         Annual Retainer for Board Membership:  $50,000 for general availability and participation in meetings and conference calls of our Board of Directors.

(b)         Additional Retainers for Chairperson of Committees:

Audit Committee Chairperson:	$20,000

Compensation and Leadership Development Committee Chairperson:	$15,000

Nominating and Corporate Governance Committee Chairperson:	$10,000

(c)          Additional Retainers for Chairperson of the Board: $35,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.

II.                                   Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)                                 Value.  For purposes of this Policy, “Value” means with respect to (i) any award of share options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted shares or restricted share units, the product of (A) the fair market value of one Class A ordinary share on the grant date, and (B) the aggregate number of shares pursuant to such award.

(b)                                 Revisions.  The Compensation and Leadership Development Committee in its discretion may change and otherwise revise the terms of future awards to be granted under this Policy.

(c)                                  Sale Event Acceleration.  In the event of a Sale Event (as defined in the Company’s 2015 Share Incentive Plan), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d)                                 Initial Grant. Upon the first eligible grant date following the initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of restricted share units (the “Initial Grant”) with a Value of $250,000 that vests according to the following schedule: 25% will vest on the one-year anniversary of the grant date and the remaining 75% will vest in equal quarterly installments over the next three years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Compensation and Leadership Development Committee determines that the circumstances warrant continuation of vesting.  If any Initial Grant to an Outside Director is to become effective as of the date of the Company’s initial public offering, the Value shall be determined by reference to the “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.   This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.

(e)                                  Annual Grant. On the date of the Company’s Annual Meeting of Shareholders,  each Outside Director who will continue as an Outside Director following the Annual Meeting will receive a grant of restricted share units on the date of such Annual Meeting (the “Annual Grant”) with a Value of $225,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Shareholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Compensation and Leadership Development Committee determines that the circumstances warrant continuation of vesting.  If a new Outside Director joins our Board of Directors on a date other than the date of the Company’s Annual Meeting of Shareholders, such Outside Director will be granted a pro-rata portion of the Annual Grant based on the time between such Outside Director’s appointment and the next Annual Meeting of Shareholders, on the first eligible grant date following such Outside Director’s appointment to our Board of Directors.

III.                              Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.                               Share Ownership Requirement

Each Outside Director is required, within four years following his or her first election to our Board of Directors (or, if later, from the effective date of this Policy) (the “Phase-in Period”), to own a number of Class A ordinary shares having an aggregate value of at least $250,000.  For purposes of determining compliance with the share ownership requirement, the aggregate value of each Outside Director’s Class A ordinary shares shall be determined as of July 1 of each year (the “Determination Date”) based on the 90-day average closing price of the Company’s Class A ordinary shares ending on the trading day preceding the Determination Date.  Only shares of Class A ordinary shares that are owned in the following forms will be considered in determining whether an Outside Director’s share ownership requirement has been met:

•                  Shares owned directly by the Outside Director or his or her immediately family members;

•                  Shares held in a grantor trust for the benefit of the Outside Director or his or her immediate family members;

•                  Shares owned by a partnership, limited liability company or other entity to the extent of the Outside Director’s interest therein (or the interest therein of his or her immediate family members), but only if the Outside Director has or shares power to vote or dispose of the shares; or

•                  Shares underlying vested restricted share units.

Outside Directors are subject to this share ownership requirement for as long as they continue to serve on the Board of Directors.  Failure to meet the share ownership requirement after the Phase-in Period may result in the payment of future cash retainers in the form of Class A ordinary shares and/or a restriction on the Outside Director’s right to sell Class A ordinary shares, as determined in the discretion of the Compensation and Leadership Development Committee.  In the event that an Outside Director does not comply with the share ownership requirement as a result of a severe financial hardship, a requirement to comply with a court order to transfer shares (i.e., in connection with a divorce) or as a result of significant share price fluctuations, the Compensation and Leadership Development Committee may, in its sole discretion, evaluate whether exceptions from the share ownership requirement shall be made.

Effective Date:  This Policy shall be effective upon the date of the Company’s initial public offering.